Exhibit 10.44

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Cancer Institute

an Institute or Center (hereinafter referred to as the “IC”) of the
NIH

and

BriaCell Therapeutics Corp.
hereinafter referred to as the “Collaborator”,

having offices at 820 Heinz Avenue, Berkley, California 94710, created and operating under the laws of Delaware.

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COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Article 1. Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page. The official contacts for the Parties are identified on the Contacts Information Page. Publicly available information regarding this CRADA appears on the Summary Page. The research and development activities that will be undertaken by IC and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B.

Article 2. Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

2.1	“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

2.2	“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

2.3	“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.

2.4	“Confidential Information” means confidential scientific, business, or financial information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;
(b)	information that has been made available by its owner to others without a confidentiality obligation;
(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or
(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

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2.5	“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

2.6	“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

2.7	“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

2.8	“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

2.9	“Effective Date” means the date of the last signature of the Parties executing this Agreement.

2.10	“Government” means the Government of the United States of America.

2.11	“IC Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by IC and used in the performance of the Research Plan.

2.12	“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

2.13	“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

2.14	“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

2.15	“Principal Investigator(s)” or “PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

2.16	“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.

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Article 3. Cooperative Research and Development

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page unless specifically stated elsewhere in this Agreement. The PIs will be responsible for the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at IC facilities will be required to sign an agreement appropriately modified in view of the terms of this CRADA.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials and IC Materials. The Parties agree to use Collaborator Materials and IC Materials only in accordance with the Research Plan, not to transfer these materials to third parties except in accordance with the Research Plan or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5	Disclosures to IC. Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement, and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with Paragraphs 2.4, 8.3, and 8.4.

Article 4. Reports

4.1	Interim Research and Development Reports. The PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, annual reports, detailed correspondence, and circulation of draft manuscripts.

4.2	Final Research and Development Reports. The Parties will exchange final reports of their results within four (4) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Fiscal Reports. If Collaborator has agreed to provide funding to IC under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, IC will submit to Collaborator a statement of all costs incurred by IC for the CRADA. If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

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Article 5. Staffing, Financial, and Materials Obligations

5.1	IC and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	IC Staffing. No IC employees will devote 100% of their effort or time to the research and development activities under this CRADA. IC will not use funds provided by Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee. Although personnel hired by IC using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund IC under this CRADA. If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. IC will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide IC with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to IC the capital equipment or provides funds for IC to purchase it, then IC will own the equipment. If Collaborator loans capital equipment to IC for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and IC will not be liable for any damage to the equipment.

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Article 6. Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1, and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all copies of CRADA Data and all CRADA Materials developed jointly.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3	Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively-licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s)

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6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7. Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by an IC employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

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7.4	Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants an exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant the license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7	Third-Party Rights in IC Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, before the Effective Date, PHS had filed a Patent Application and has either offered or granted a license or has executed a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

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Article 8. Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. IC and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

(a)	CRADA Data.

Collaborator and IC will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

(b)	CRADA Materials.

Collaborator and IC will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://www.ott.nih.gov/policy/research_tool.aspx, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all such information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

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8.4	Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5	Protection of Human Subjects’ Information. The research and development activities to be conducted under this CRADA are not intended to involve human subjects or human tissues within the meaning of 45 C.F.R. Part 46 and 21 C.F.R. Part 50. Should it become necessary to utilize human subjects or human tissues, or to provide a Party with access to information about identifiable human subjects, the Parties agree to amend this CRADA in accordance with Paragraph 13.6 to ensure that the research and development activities conducted hereunder will conform to the appropriate federal laws and regulations, including but not limited to all applicable FDA regulations and HHS regulations relating to the protection of human subjects.

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Paragraph 2.4 or three (3) years after the expiration or termination date of this CRADA. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data or CRADA Materials, the other Party will have thirty (30) days to review the proposed publication or disclosure to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

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Article 9. Representations and Warranties

9.1	Representations of IC. IC hereby represents to Collaborator that:

(a)	IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has authority to do so.

(b)	To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should IC or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, IC will notify Collaborator within thirty (30) days of receipt of final notice.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to IC that:

(a)	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

(b)	Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify IC within thirty (30) days of receipt of final notice.

(c)	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

Article 10. Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. IC and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. IC may, at its option, retain funds transferred to IC before unilateral termination by Collaborator for use in completing the Research Plan.

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10.4	Funding for IC Personnel. If Collaborator has agreed to provide funding for IC personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to IC for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

Article 11. Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12. Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by IC employees under this CRADA, unless due to the negligence or willful misconduct of IC, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that IC, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

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12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13. Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2	Compliance with Law. IC and Collaborator agree that they will comply with, and advise their contractors and agents to comply with, all applicable statutes, Executive Orders, HHS regulations, and all FDA, CDC, and NIH policies relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). Additional information on these subjects is available from the HHS Office for Human Research Protections or from the NIH Office of Laboratory Animal Welfare. Collaborator agrees to ensure that employees, contractors, and agents of Collaborator who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin.”

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

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13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10	Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual- property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or service. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least seven (7) days prior to publication. Either Party may disclose the Summary Page to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

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13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by IC, or IC Materials, or IC’s Confidential Information, to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement, without limitation, the Confidential Disclosure Agreement executed by the Parties on May 14, 2020 (NCI CDA #15857-20). Upon execution of this CRADA, the CDA is hereby superseded and succeeded by the terms of this CRADA.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3- 10.5, 11.1, 12.1-12.3, 13.1-13.3, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE.

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SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR IC:

/s/ Douglas R. Lowy, M.D.	10/23/20
Signature	Date

Douglas R. Lowy, M.D.
Deputy Director, NCI

FOR COLLABORATOR:

/s/ William V. Williams, M.D.	2020 October 28
Signature	Date

William V. Williams, M.D.
President and CEO

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CONTACTS INFORMATION PAGE

CRADA Notices

For IC: Technology Transfer Center National Cancer Institute 9609 Medical Center Drive Bethesda, MD 20892-9702 MSC 9702 Rockville, MD 20850-9702 (express mail) Tel: 240-276-5530/Fax: 240-276-5504

For Collaborator:

William V. Williams, M.D.

BriaCell Therapeutics Corp.

620 South Eagle Road

Havertown, PA 19083

Office: 1- 888-485-6340

Cell: 1- 302-290-9017

Fax: 1- 424-245-3719

Email: williams@BriaCell.com

Patenting and Licensing

For IC: Same as above.	For Collaborator (if separate from above): Same as above.

Finances

For IC:	For Collaborator (if separate from above):
Technology Transfer Manager for Finances	Same as above.
NCI, Technology Transfer Center
9609 Medical Center Dr., 1E-452, MSC 9702 Bethesda, MD 20892-9702
Tel: 240-276-5510
Email: Bonnie.Chamberlain@nih.gov
EIN: 52-0858115

Delivery of Materials Identified in Appendix B (if any)

For IC:

Jay A. Berzofsky, M.D., Ph.D.

Chief, NCI CCR Vaccine Branch

Bldg. 41—Rm D702D (MSC-5062)

National Institutes of Health

41 Medlars Drive

Bethesda, Maryland 20892-5062 USA

Tel: 240-760-6148

Fax: 240-541-4452

Email: berzofsj@mail.nih.gov

For Collaborator:

William V. Williams, M.D.

BriaCell Therapeutics Corp.

820 Heinz Avenue

Berkeley, CA 94710

Office: 1- 888-485-6340

Cell: 1- 302-290-9017

Fax: 1- 424-245-3719

Email: williams@BriaCell.com

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION, RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:	Evaluation of BriaCell Therapeutics Corp.’s proprietary Bria-OTS cellular immunotherapy using dendritic cell lines as vehicles for cancer vaccines

IC Component:	National Cancer Institute
IC Principal Investigator:	Jay Berzofsky, M.D., Ph.D.

Collaborator:	BriaCell Therapeutics Corp.
Collaborator Principal Investigator:	William V. Williams, M.D.

TERM OF CRADA:	Three (3) years from the Effective Date.

ABSTRACT OF THE RESEARCH PLAN:

The National Cancer Institute and BriaCell Therapeutics Corp. will work together to conduct preclinical studies under a Cooperative Research and Development Agreement (CRADA) to develop and test BriaCell Therapeutic Corp.’s proprietary Bria-OTS cellular immunotherapy as a treatment for cancer to improve and broaden applicability of this therapeutic strategy.

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APPENDIX A

RESEARCH PLAN

GOAL AND SCOPE OF THIS CRADA

The principal goal of this CRADA is to evaluate the use of BriaCell Therapeutic Corp.’s (BriaCell) proprietary Bria-OTS cellular immunotherapy as a treatment for cancer to improve and broaden the applicability of this therapeutic strategy. More specifically, using BriaCell’s proprietary Bria-OTS cellular immunotherapy, the NCI Vaccine Branch (VB) and BriaCell researchers will develop and test allogeneic, immortalized mouse and potentially human dendritic cells (DCs) that express select sets of mouse major histocompatibility complex (MHC) or human leukocyte antigen (HLA) alleles to match tumors in mouse models or human patients, respectively.

The scope of this CRADA Research Plan, including any in vitro and in vivo testing conducted by Dr. Jay Berzofsky and members of Dr. Berzofsky’s laboratory, is strictly limited to the development of BriaCell’s proprietary Bria-OTS cellular immunotherapy to treat cancer.

INTRODUCTION

Although there have been major advances in the field of cancer immunotherapy with the approval of sipuleucel-T (PROVENGE®), ipilumumab (YERVOY®), as well as pembrolizumab (KEYTRUDA®), nivolumab (OPDIVO®), and several other immunotherapeutic agents, a significant challenge that remains is the identification and characterization of immunologic responses that correlate with beneficial clinical outcomes and could potentially help stratify patients into predicted responders and non-responders. The reason for the limited success of cancer vaccines appears to be their contravention by immunosuppressive mechanisms such as cytokines, e.g., TGF-beta and IL-10, cell surface checkpoints, e.g., PD-1 and CTLA-4, and by cellular components, e.g., T-regulatory cells, myeloid-derived suppressor cells and regulatory NKT cells to name a few, rather than the absolute lack of immune response to the vaccine target.

The Berzofsky laboratory focuses on elucidating new fundamental principles governing T cell activation, regulation, and effector function, and employing these to develop more effective vaccine and immunotherapy strategies for HIV, cancer, and viruses causing cancer. They previously established that an adenovirus vaccine expressing the extracellular and transmembrane domains of HER-2 can cure large established mammary cancers and lung metastases in mice through a mechanism that involves antibodies that inhibit HER-2 function, rather than T cells. Following the publication of these results, they made a similar recombinant adenovirus expressing the human HER-2 domains, which is being investigated clinically in human cancer patients. The vaccine consists of autologous DCs transduced with the Ad-HER2 vector [1].

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Autologous DC-based vaccination approaches have shown promise in clinical trials [1-5] but are, however, expensive and labor-intensive. BriaCell researchers have developed a novel class of targeted immunotherapy for patients with metastatic or recurrent breast cancer who have previously failed at least one line of treatment. SV-BR-1-GM is a therapeutic breast cancer cell line that expresses class I and II HLA complex genes. They have successfully demonstrated in a Phase I/IIa clinical trial that SV-BR-1-GM is a safe therapy, and they demonstrated its efficacy by inducing biological response and tumor shrinkage in HLA-matched breast cancer patients. Since only an estimated 47% of the U.S. population matches one or more of the relevant class II HLA alleles expressed in the SV-BR-1-GM cells, four discrete allogeneic cell lines each overexpressing distinct HLA alleles were designed to match over 99% of the U.S. population based on their HLA type. These cell lines, referred to as Bria-OTS™ (off-the-shelf), represent novel therapeutics for use in treatment regimens anticipated to be more effective, less toxic, and with greater impact on long-term survival than current therapies.

Unlike other approaches where specific molecules involved in T cell deactivation (e.g., PD-1) are targeted, often resulting in serious immune-related side effects, Bria-OTS cellular immunotherapy uniquely targets specific patient populations based on their immune system and tumor type (i.e., precision treatment). The company’s targeted therapeutic enlists and empowers the patient’s immune system to attack tumors. Thus, once a patient’s HLA signature is known, the necessary Bria-OTS cell line (or a combination of cell lines) that match at least one HLA allele of the patient can be assigned for treatment, and treatment can begin immediately, without the need for patient-specific manufacturing. BriaCell has previously demonstrated that tumor- directed immune responses may occur using allogeneic breast cancer cell lines with properties of antigen-presenting cells (APCs) [6].

EXPERTISE OF THE PARTIES

●	Vaccine Branch, CCR, NCI: The NCI Vaccine Branch has expertise in translating novel anti-cancer vaccines it has developed, from the preclinical research stage to clinical investigation, in order to harness a patient’s own immune system to fight against cancer or chronic infections. Jay A. Berzofsky, M.D., Ph.D., Chief of the Vaccine Branch, and colleagues have expertise in T cell immunology and tumor immunology and translation of basic immunological research to strategies to develop vaccines for cancer, human immunodeficiency virus (HIV), and viruses that cause cancer. The Vaccine Branch Clinical Trials Team is exploring various strategies to broaden cancer treatment options with lower toxicity customized to individual patients.

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●	BriaCell Therapeutics Corp.: BriaCell Therapeutics Corporation (BriaCell) has experience in drug discovery and drug development from first in human studies through post-approval and marketing. William V. Williams, M.D., President and CEO, and Markus Lacher, Ph.D., Head of Research and Development, have expertise in immunology, molecular biology, clinical pharmacology, drug development, cellular therapies, pharmacodynamic marker development and validation. Together they have over 40 years of experience in these fields and over 150 scientific publications, over 30 successful Investigational New Drug (IND) applications and over 10 successful New Drug Applications. BriaCell is an immuno-oncology focused biotechnology company developing targeted and safe approaches for the management of cancer. BriaCell is focused on the development of cellular immunotherapies utilizing cell lines that can induce potent and selective anti-cancer immune responses.

●	Jointly: The NCI Vaccine Branch and BriaCell will utilize their combined expertise to design experiments and develop reagents which will permit delineation of the importance of MHC matching in the efficacy of cellular immunotherapies for cancer. They will specifically use their expertise in tumor immunology, molecular biology and development of cellular therapies to design murine experiments which will illuminate the relevant immunologic pathways necessary to develop an effective immune response against cancer. This will lead to the development of novel human therapeutics which could be the subject of future clinical collaborations.

EXPERIMENTAL PLAN

The experimental details that follow are approximate and may be changed upon mutual agreement of the NCI and Collaborator. Any substantive change to the Research Plan will be by mutual agreement and written Amendment to this CRADA.

Whereas BriaCell’s approach with an irradiated, human breast cancer cell line (SV-BR-1-GM) with properties of antigen-presenting cells (APCs) [6] has shown tumor regressions in advanced breast cancer patients with HLA match(es) to the cell line, the approach is not optimized as SV- BR-1-GM does not show all critical features of APCs including expression of co-stimulatory molecules such as CD80 or CD86. Therefore, the NCI and BriaCell researchers will optimize the strategy by engineering cell lines representing bona fide DCs. This project is aimed at establishing proof-of-concept data in a mouse model. Positive data would then serve as supporting information for an investigational drug application (IND) for a clinical study in solid tumors.

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The researchers propose to develop a mouse model of this therapeutic strategy in which a mouse DC line is used either unmodified or modified with additional MHC alleles or other immunostimulatory molecules. This mouse DC line can be transduced with the mouse Ad-HER2 vector or pulsed with peptides from tumor antigens of other mouse tumors. By using mice that differ in only one class I or one class II MHC allele or all of the MHC, the researchers will examine the ability of these DCs that are partially matched or fully allogeneic to present antigen in vitro and to induce anti-tumor immunity in vivo in mice. The approaches developed can then be translated to the human equivalent in the clinic.

The NCI and BriaCell researchers envision two projects, of which the second is optional and may only be conducted pending the results of the first project and if factors such as the availability of sufficient funds are in place and the mutual agreement of the Parties.

In the first project, immune activation and functional links between the MHC type of a murine DC line (DC2.4) expressing GM-CSF in mice will be assessed. Initially, the researchers will use the DC2.4 mouse DC line from Millipore-Sigma and modify that as needed. DC2.4 cells are immortalized murine DCs created by transducing bone marrow isolates of C57BL/6 mice with retrovirus vectors expressing murine granulocyte-macrophage CSF (GM-CSF) and the myc and raf oncogenes. DC2.4 exhibits characteristic features of DCs including cell morphology, the expression of DC-specific markers, and the ability to phagocytose and present exogenous antigens on both MHC I and II molecules (from product Data Sheet).

●	DC2.4 cells will be engineered to express either i) MHC Class Ia, K: bm3, ii) MHC Class II, A: bm12, or iii) MHC Class Ia, K: bm3 and MHC Class II, A: bm12. DC2.4 cells with the bm3 and bm12 modifications as well as unmodified DC2.4 cells will be irradiated (to prevent in vivo replication), pulsed with antigenic peptides, then inoculated into mice with and without MHC matches to the cell lines. Spleens and PBMCs of inoculated animals will be harvested, splenic DCs will be isolated using CD11c beads, pulsed with the antigenic peptides, then used as target cells for cytotoxicity experiments using splenic T cells as effector cells. The Parties hypothesize that the highest level of cytotoxicity will be achieved in the absence of MHC mismatch (i.e., with MHC match).

●	To assess whether MHC match/mismatch between the DC2.4 vaccine cells affects therapeutic efficacy in a mouse model, C57BL/6 mice will be inoculated with B16 tumor cells (DC2.4 and B16 cells are syngeneic with C57BL/6 mice). Once tumors are established, unmodified and MHC-modified DC2.4 cells will be irradiated, pulsed with peptides representing antigens expressed in B16 cells (i.e., gp100), and inoculated into the tumor-bearing mice. The Parties hypothesize that the highest degree of tumor shrinkage will be achieved in the absence of MHC mismatch (i.e., with MHC match).

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Support of the hypotheses stated for the first project would indicate support for an IND application package. Assuming the availability of sufficient financial resources and the mutual agreement of the Parties, the researchers will conduct a second project in which human leukemic cell lines with features of DC lines will be HLA-engineered to match a high percentage of patients. IND-enabling in vitro studies will be conducted.

DESCRIPTION OF THE CONTRIBUTIONS AND RESPONSIBILITIES OF THE PARTIES

VACCINE BRANCH (VB)/CCR/NCI

NCI VB will provide:

●	Expertise in mouse models of cancer and immune regulatory mechanisms in cancer, as well as cancer vaccines.
●	Laboratory and animal facilities, reagents and other materials to carry out the experiments described.
●	Use of NCI Core facilities including the Vaccine Branch Flow Cytometry Core.

COLLABORATOR

Collaborator will provide:

●	Expertise in cellular immunotherapy.
●	Laboratory facilities, cell lines, reagents and other materials necessary for the studies.

COLLABORATOR AND VB/CCR/NCI

Jointly NCI VB and Collaborator will work together to conduct the planned research and publish the results of the studies conducted under this CRADA in peer-reviewed scientific journals.

RELATED NCI AND COLLABORATOR AGREEMENTS

NCI/BriaCell Confidential Disclosure Agreement (NCI Reference #15857-20, effective 05/14/2020). Upon execution of this CRADA, the CDA is hereby superseded and succeeded by the terms of this CRADA.

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RELATED INTELLECTUAL PROPERTY OF THE PARTIES

Collaborator Patents and Patent Applications:

PATENT/ APPL. NO.	PRIORITY DATE	TITLE
U.S. Patent No. 7,674,456 B2	14-June-2004	BREAST CANCER CELL LINES AND USES THEREOF
PCT/US2017/ 019757	25-Feb-2016/ 21-Nov-2016	WHOLE-CELL CANCER VACCINES AND METHODS FOR SELECTION THEREOF
U.S. Prov. Appl. No. 63/008,456	9-Apr-2020	INDUCING IMMUNE RESPONSES BY TRANSFORMING CANCER CELLS INTO ANTIGEN-PRESENTING CELLS
U.S. Prov. Appl. No. 63/012,840	20-Apr-2020	COMPUTER-GUIDED DESIGN OF ANTIBODIES INCLUDING NEUTRALIZING SARS-CoV-2 BINDING AGENTS
U.S. Prov. Appl. No. 63/014,536	23-Apr-2020	METHODS FOR INDUCING AND ENHANCING ANTI-CANCER IMMUNE RESPONSES USING NOVEL MOLECULAR CONSTRUCTS
U.S. Prov. Appl. No. 63/025,512	15-May-2020	MULTI-VALENT IMMUNOSTIMULATORS FOR INFECTIOUS DISEASES, AUTOIMMUNE DISEASES, ALLERGIC DISEASES AND CANCER
U.S. Prov. Appl. No. 63/042,243	22-Jun-2020	MULTI-VALENT DECOY RECEPTORS FOR DIAGNOSIS AND/OR TREATMENT OF CORONAVIRUS INFECTION

NCI Patents and Patent Applications

“Compositions and Methods for Treatment of HER2-Expressing Solid Tumors.” U.S. Provisional Application #62/248,964 filed October 30, 2015. PCT Application PCT/US2016/059680 filed October 31, 2016 (NIH Reference No. E-187-2015/0-PCT-02).

All continuing (including continuation and divisional), continuation-in-part, and reissue applications, foreign counterpart applications, and extensions of applications that are directed to the subject matter as is disclosed in the above NCI Patents and Patent Applications.

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REFERENCES

1.	Maeng, H.M. and J.A. Berzofsky, Strategies for developing and optimizing cancer vaccines. F1000Res, 2019. 8.
2.	Wood, L.V., et al., TARP vaccination is associated with slowing in PSA velocity and decreasing tumor growth rates in patients with Stage D0 prostate cancer. Oncoimmunology, 2016. 5(8): p. e1197459.
3.	Castiello, L., et al., Expression of CD14, IL10, and Tolerogenic Signature in Dendritic Cells Inversely Correlate with Clinical and Immunologic Response to TARP Vaccination in Prostate Cancer Patients. Clin Cancer Res, 2017. 23(13): p. 3352-3364.
4.	Cheever, M.A. and C.S. Higano, PROVENGE (Sipuleucel-T) in prostate cancer: the first FDA-approved therapeutic cancer vaccine. Clin Cancer Res, 2011. 17(11): p. 3520-6.
5.	Skachkova, O.V., et al., Immunological markers of anti-tumor dendritic cells vaccine efficiency in patients with non-small cell lung cancer. Exp Oncol, 2013. 35(2): p. 109-13.
6.	Lacher, M.D., et al., SV-BR-1-GM, a Clinically Effective GM-CSF-Secreting Breast Cancer Cell Line, Expresses an Immune Signature and Directly Activates CD4(+) T Lymphocytes. Front Immunol, 2018. 9: p. 776.

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APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS OF THE PARTIES

Staffing Contributions

IC will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. IC’s scientific staff will include IC’s Principal Investigator and technical staff.

IC estimates that 1.3 person-years of effort per year will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that 1.0 person-years of effort per year will be required to complete the CRADA research.

Funding Contributions

Collaborator agrees to provide a total of $433,400 to support this project. Collaborator will provide $394,000 over 3 years for IC to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses and Collaborator will provide a one time, non-refundable payment of $39,400 for NCI CCR infrastructure costs. Except for CCR infrastructure funds, Collaborator agrees that IC can allocate the funding between the various categories in support of the CRADA research.

Funds will be due as follows: the first installment of $169,400, including the NCI CCR infrastructure charge, will be due within ninety (90) days of the Effective Date. Each subsequent installment of $132,000 will be due within thirty (30) days of each anniversary of the Effective Date.

CRADA PAYMENTS:

Collaborator has three options for making CRADA payments. See CRADA Payment Options at http://ttc.nci.nih.gov/forms/crada.php for specific information on making payments using each option.

Option 1: Collaborator sends checks to the NCI.

Option 2: Collaborator makes payments via wire transfer.

Option 3: Collaborator makes payments using www.pay.gov.

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The NCI TTC does not use a Collaborator’s payment portal or online/electronic invoicing system. If a Collaborator has any questions regarding NCI TTC’s use of such systems, the Collaborator’s financial contact must discuss the situation with NCI TTC’s financial contact well in advance of any need (see the Contacts Information Page of this CRADA).

CRADA TRAVEL PAYMENTS:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by IC and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

Materials/Equipment Contributions

IC will provide to the Collaborator the following IC Materials for use under this CRADA: NONE

Collaborator will provide to the IC the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials: Cell lines, reagents and other materials necessary for the studies.

Capital Equipment: NONE

If either Party decides to provide additional Materials for use under this CRADA, those Materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

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